Exhibit 23(a)

                       [LETTERHEAD OF GRANT THORNTON LLP]

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Nantucket Industries, Inc.

We hereby consent to the incorporation of our report dated May 14, 1999 for the years ended February 27, 1999 and February 28, 1998, in your Annual Report on Form 10-K for the year ended February 27, 2000.

/s/ GRANT THORNTON LLP

Atlanta, Georgia
June 14, 2000